Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unitholders of Sanchez Production Partners LP and Board of Directors of Sanchez Production Partners GP LLC:

We consent to the use of our report dated March 5, 2015, with respect to the consolidated balance sheets of Sanchez Production Partners LLC (formerly Constellation Energy Partners LLC) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

May 18, 2015